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Exhibit 10.25

DEUTSCHE BANK SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.

June 14, 2002

AMENDED AND RESTATED COMMITMENT LETTER

Valvino Lamore, LLC
Wynn Resorts Holdings, LLC
Wynn Las Vegas, LLC
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Attention: Mr. Stephen A. Wynn

        Re: $1,000,000,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

        This amended and restated commitment letter agreement (together with all exhibits and schedules hereto, the "Commitment Letter") will confirm the understanding and agreement among Deutsche Bank Trust Company Americas, as sole administrative agent (the "Agent"), Deutsche Bank Securities Inc., as joint advisor, joint book-running manager, and joint lead arranger ("DBSI"), Bank of America, N.A. ("BofA"), Banc of America Securities LLC, as joint advisor, joint book-running manager, joint lead arranger and sole syndication agent ("BofA Securities"), Bear Stearns Corporate Lending, Inc., as documentation agent ("BSCL"), and Bear, Stearns & Co. Inc., as joint advisor, joint book-running manager and arranger ("Bear" and, together with DBSI and BofA Securities, the "Arrangers", and, together with the Agent, DBSI, BofA, BofA Securities and BSCL, the "Participating Institutions"), Valvino Lamore, LLC ("Valvino"), Wynn Resorts Holdings, LLC ("Wynn, LLC"), and Wynn Las Vegas, LLC, a Nevada limited liability company (the "Company"), in connection with the proposed financing for the development and construction of a casino/resort planned to include more than 2,500 hotel rooms, more than 100,000 square feet of gaming space, an approximately 130 acre newly designed golf course and various other amenities (the "Project") for approximately $2.45 billion on the site of the old Desert Inn located in Las Vegas, Nevada. References in this Commitment Letter to "we", "our" and "us" refer, collectively, to the Participating Institutions.

        You have advised us that the total funds needed to finance the development and construction of the Project (including fees and expenses) will be approximately $2.45 billion and that such funds will be provided from the following sources: (1) $747.0 million of borrowings by the Company under a $750.0 million Revolving Credit Facility (the "Revolving Credit Facility") and $250.0 million of borrowings by the Company under a $250.0 million Delay Draw Term Loan Facility (the "Term Loan Facility" and, together with the Revolving Credit Facility, the "Credit Facilities") among the Participating Institutions and the financial institutions party thereto, (2) the issuance by the Company of $350.0 million in aggregate principal amount of Second Mortgage Notes (the "Second Mortgage Notes") with a maturity date at least one year beyond the maturity of the Credit Facilities, (3) $150.0 million of borrowings by the Company under a $150.0 million FF&E Facility (the "FF&E Facility"), (4) at least $413.0 million of common equity contributed, directly or indirectly, to the Company in cash and property by Stephen A. Wynn, Aruze USA, Inc. and Baron Asset Fund (collectively, the "Members") prior to the date of this Commitment Letter, (5) at least $355.0 million of common equity to be contributed, directly or indirectly, to the Company in cash by Wynn Resorts, Limited, a Nevada corporation ("Wynn Resorts"), which will be the parent company of Valvino, from the proceeds of an initial public offering of common stock by Wynn Resorts (the "IPO"), (6) approximately $175.0 million of existing cash balances of the Company and amounts to be contributed thereto by certain affiliates,

(7) approximately $25.0 million in projected interest income and (8) approximately $28.5 million in loans secured by an aircraft mortgage on a Bombadier Global Express aircraft.

        You have further advised us that prior to the effective date of the Credit Facilities, (1) the Company will be converted from a Nevada limited liability company to a Nevada corporation (unless such conversion would have materially adverse tax consequences to the Company or any of its equity holders) and (2) the Members will contribute all of their equity interests in Valvino to Wynn Resorts in consideration for the issuance by Wynn Resorts to the Members of shares of Wynn Resort's common stock, that Valvino will become a direct wholly-owned subsidiary of Wynn Resorts, and the Company will become an indirect wholly-owned subsidiary of Wynn Resorts.

        In addition, pursuant to an Engagement Letter (the "Engagement Letter") entered into between us and you, you retained DBSI, BofA Securities and Bear to act as the co-financial advisors, joint book-running managers and/or joint book-running placement agents for the Company and its affiliates in connection with the issuance of the Securities (as defined in the Engagement Letter) by Wynn Resorts, the Company and the other persons identified therein.

        1.    The Commitments.

        (a)  You have requested (i) that the Agent, BofA and BSCL (collectively with each other financial institution that becomes a lender under the Credit Facilities, the "Senior Lenders") commit to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, in the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the "Term Sheet") and in the closing conditions attached hereto as Exhibits B-1 (the "Closing Conditions") and the funding conditions attached hereto as Exhibit B-2 (the "Funding Conditions").

        (b)  Based on the foregoing, and subject to the terms and conditions hereof, (i) the Agent is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one of its affiliates to provide one-third of the amount of the Credit Facilities, (ii) BofA is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one of its affiliates to provide one-third of the amount of the Credit Facilities and (iii) BSCL is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one of its affiliates to provide one-third of the amount of the Credit Facilities (the aggregate commitment of the Agent, BofA and BSCL for the entire amount of the Credit Facilities, the "Commitment").

        (c)  Notwithstanding anything to the contrary in this Commitment Letter, the Engagement Letter or otherwise, in the event that (a) DBSI and the Agent (but not BofA Securities, BofA, BSCL or Bear) Terminate this Commitment Letter, this Commitment Letter shall be terminated only as to DBSI and the Agent, and shall remain in full force and effect as between you and BofA Securities, BofA, BSCL and Bear, (b) BofA Securities and BofA (but not DBSI, the Agent, BSCL or Bear) Terminate their obligations under this Commitment Letter, this Commitment Letter shall be terminated only as to BofA Securities and BofA, and shall remain in full force and effect as between you and DBSI, the Agent, BSCL and Bear or (c) BSCL and Bear (but not DBSI, the Agent, BofA Securities or BofA) Terminate their obligations under this Commitment Letter, this Commitment Letter shall be terminated only as to BSCL and Bear, and shall remain in full force and effect as between you and DBSI, the Agent, BofA Securities and BofA. For purposes of this Commitment Letter, "Terminate"means, with respect to any Person, that such Person asserts in writing that it is unwilling or unable to provide, or otherwise terminates in writing, its Commitment prior to the execution of definitive documentation for the Credit Facilities. "Terminates" and "Termination" shall have the correlative meanings.

        (d)  In the event of a Termination by BofA and BofA Securities, DBSI and the Agent or BSCL and Bear, as the case may be, pursuant to clause (c) above, the non-terminating Participating Institutions shall have the right, but not the obligation, in their sole discretion to assume the

Commitment and all of the other rights, duties and obligations of the terminating Participating Institutions under this Commitment Letter; providedthat in the event of a Termination by BofA and BofA Securities, DBSI and the Agent or BSCL and Bear, as the case may be, the Commitment of the non-terminating Participating Institutions shall remain in full force and effect, subject to the terms and conditions of this Commitment Letter, so long as by the Commitment Expiration Date you shall have caused a financial institution reasonably acceptable to the non-terminating Participating Institutions to commit to you to provide the amount of the Credit Facilities equal to the terminated Commitment and all of the other rights, duties and obligations of the terminating Participating Institutions under this Commitment Letter, in each case on the same terms and conditions of such terminated Commitment. For purposes of clarification, if, in the event of a Termination by BofA and BofA Securities, DBSI and the Agent or BSCL and Bear, as the case may be, pursuant to clause (c) above, the provisions of Section 1(g) of the Fee Letter (as defined below) (such provisions, the "Other Financings Provisions") would cease to be applicable to the terminating Participating Institutions, the Other Financings Provisions would not cease to be applicable to the non-terminating Participating Institutions solely as a result of such Termination.

        (e)  It is agreed that (i) DBSI will act as joint advisor, joint book-running manager and joint lead arranger for the Credit Facilities, (ii) that the Agent will act as the sole and exclusive Administrative Agent for the Credit Facilities, (iii) that BofA Securities will act as joint advisor, joint book-running manager and joint lead arranger and as the sole and exclusive Syndication Agent for the Credit Facilities, (iv) that Bear will act as joint advisor, joint book-running manager and arranger for the Credit Facilities and (v) BSCL will act as documentation agent for the Credit Facilities. Each of DBSI, the Agent, BofA Securities and Bear will perform the duties and exercise the authority customarily performed and exercised by it in its respective role. You agree that no other agents, joint agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree. You also agree that no other managers, underwriters, initial purchasers or placement agents will be appointed, no other titles will be awarded and no compensation will be paid in connection with the issuance of Securities pursuant to the Engagement Letter unless you and we shall so agree.

        (f)    The commitments and agreements of the Participating Institutions described herein are subject to the execution of the Engagement Letter and the negotiation, execution and delivery on or before September 30, 2002 of definitive documentation with respect to the Credit Facilities, satisfactory to the Participating Institutions and their counsel and to satisfaction of the other conditions set forth or referred to in the Term Sheet and the Closing Conditions (the date on which such conditions are satisfied, the "Closing Date"). The terms and conditions of such commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet; those matters that are not covered by the provisions hereof or of the Term Sheet shall be consistent with the Term Sheet and shall be subject to the approval and agreement of the applicable Senior Lenders and the Company.

        2.    Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by the Participating Institutions, you agree to pay the fees and expenses set forth in Annex A-I to the Term Sheet and in the Amended and Restated Credit Facilities Fee Letter among the Participating Institutions and you dated the date hereof (the "Fee Letter").

        3.    Indemnification.

        (a)  You hereby agree to indemnify and hold harmless each of the Participating Institutions, the other Senior Lenders and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys, attorneys-in-fact and controlling persons (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds therefrom, the development, construction and operation of the Project, any of the other transactions contemplated by this Commitment Letter or the Fee Letter, any other transaction related hereto or thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party hereto or thereto, and to reimburse each indemnified person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted solely from the gross negligence or willful misconduct of such indemnified person. In no event will any indemnified person be liable for consequential, special or punitive damages as a result of any failure to fund any of the Credit Facilities contemplated hereby or otherwise in connection with the Credit Facilities; and provided, further, that any such matters relating to the Second Mortgage Notes or the IPO shall be addressed by the Engagement Letter. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.

        (b)  You further agree that, without the prior written consent of the Participating Institutions, which consent will not be unreasonably withheld, you will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons. No indemnified person seeking reimbursement pursuant to the foregoing indemnity will, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding for which indemnity is afforded hereunder unless such indemnified person reasonably believes that the matter in question involves potential criminal liability or that failure to do so reasonably could have a material adverse effect on such person or its affiliates.

        (c)  The indemnification provisions set forth in this Section 3 shall be in addition to any rights that the Participating Institutions or any other indemnified person shall have at common law, or in equity or otherwise.

        4.    Expiration of Commitment. The Commitment shall expire at 11:30 p.m., New York City time, on June 14, 2002, unless at or prior to such time you shall previously have executed and returned to the Agent, BofA and Bear a copy of this Commitment Letter and the Fee Letter. If you do execute and deliver to the Agent, BofA and Bear this Commitment Letter and the Fee Letter, the Agent, BofA and Bear agree to hold the Commitment available for you until 5:00 p.m., New York City time, on October 15, 2002. The date and time of expiration of the Commitment is sometimes referred to herein as the "Commitment Expiration Date."

        5.    Confidentiality.

        (a)  This Commitment Letter and the Fee Letter and the terms and conditions contained herein and therein shall be subject to the confidentiality provisions set forth in Exhibit C.

        (b)  You acknowledge that each of the Participating Institutions and their respective affiliates (the term "Participating Institutions" being understood to refer hereinafter in this paragraph to include their respective affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Participating Institutions shall use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Participating Institutions of services for other companies, and none of the Participating Institutions will furnish any such information to other companies. You also acknowledge that none of the Participating Institutions has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

        6.    Assignment and Syndication.

        (a)  The parties hereto agree that the Participating Institutions shall have the right to syndicate the Credit Facilities and/or the Commitment to a group of financial institutions or other investors, identified by us in consultation with you. The Participating Institutions shall manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided, and you agree to use all commercially reasonable efforts to assist each of the Participating Institutions in such syndication process, including, without limitation, (i) ensuring that the syndication efforts benefit materially from the existing lending relationships of the Company and its affiliates, (ii) arranging for direct contact between senior management and advisors of the Company and its affiliates and the proposed Senior Lenders, (iii) assisting in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with any syndication, including causing such Confidential Information Memoranda to conform to market standards as reasonably determined by the Participating Institutions and (iv) hosting, with the Participating Institutions, meetings of prospective Senior Lenders and, in connection with such Senior Lender meetings, consulting with the Participating Institutions with respect to the presentations to be made at such meetings, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by the Participating Institutions. You also agree that, at your expense, you will work with the Participating Institutions to procure a rating for the Credit Facilities by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group.

        (b)  To assist the Participating Institutions in their syndication efforts, you agree promptly to prepare and provide to the Participating Institutions all information with respect to the Project, the Company and its affiliates and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as they may reasonably request. You hereby represent, warrant and covenant that (i) all information other than the Projections (the "Information") that has been or will be made available to the Participating Institutions by you or any of your representatives, as supplemented from time to time prior to the Closing Date, is or will be, when furnished, complete and correct in all material respects and does not or will not, as so supplemented, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Participating Institutions by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions, it being recognized by the Senior Lenders that the Projections are not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein by a material amount. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify us of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections.

        (c)  To ensure an orderly and effective syndication of the Credit Facilities, you agree that, from the date hereof until the earlier of the termination of the syndication as determined by the Arrangers and 90 days following the Closing Date, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security, of Wynn Resorts, Valvino, Wynn, LLC, the Company or any of their subsidiaries (other than, with respect to all such actions other than announcements or authorizations of announcements, the indebtedness contemplated hereby, the Second Mortgage Notes and the FF&E Facility, and other debt permitted as contemplated by the Credit Facilities, such as purchase money debt), including any renewals or refinancings of any existing debt facility, without the prior written consent of each of the Arrangers, in each case, if such actions could, in the reasonable judgment of the Arrangers, be expected to interfere with the syndication of the Credit Facilities. The parties recognize that in connection with Wynn Resorts' potential investment in, and financing of, a casino project in Macau, The Peoples Republic of China, it may become necessary for Wynn Resorts to approach and discuss such project with offshore investors and financial institutions, and each of the Participating Institutions agrees that Wynn Resorts shall be permitted to undertake such discussions so long as the same are properly coordinated with the Participating Institutions so as to prevent, to the Participating Institutions' reasonable satisfaction, material interference with the syndication of the Credit Facilities.

        7.    Company to reaffirm its Obligations. The Company hereby agrees that it will cause Wynn Resorts upon Wynn Resorts becoming the parent company of Valvino to become jointly and severally liable effective as of the date of this Commitment Letter for any and all liabilities and obligations of the Company relating to or arising out of any of the Company's duties, responsibilities and obligations hereunder and under the Fee Letter. If the Company converts from a Nevada limited liability company to a Nevada corporation as contemplated in this Commitment Letter, then promptly following such conversion the Company shall reaffirm in writing to the Participating Institutions that it shall perform and observe all of its duties, responsibilities and obligations hereunder and under the Fee Letter by executing and delivering its acknowledgment that it is bound by the terms of this Section 7.

        8.    Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Section 7 will survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation.

        9.    Choice of Law; Jurisdiction; Waivers.

        (a)  This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

        (b)  No Senior Lender shall be liable in any respect for any of the obligations or liabilities of any other Senior Lender under this letter or arising from or relating to the transactions contemplated hereby.

        10.    Miscellaneous.

        (a)  This Commitment Letter and the Fee Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

        (b)  You may not assign any of your rights or be relieved of any of your obligations hereunder without the prior written consent of each of the Senior Lenders. In connection with any syndication of all or a portion of the Commitments, the rights and obligations of each of the Senior Lenders hereunder may be assigned, in whole or in part, as provided above, and upon such assignment, such Senior Lender shall be relieved and novated hereunder from the obligations of such Senior Lender with respect to any portion of its Commitment that has been assigned as provided above and under the heading "Assignments and Participations" in Exhibit A attached hereto.

        (c)  This Commitment Letter and the attached Exhibits set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Senior Lenders hereunder. This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between any of the Senior Lenders and you relating to any financing or the transactions contemplated hereby including that certain Commitment Letter dated as of May 27, 2002 among the Agent, DBSI and you. This Commitment Letter shall be in addition to the agreements of the parties contained in the Fee Letter and the Administrative Agent Fee Letter (as defined in the Fee Letter).

        (d)  This Commitment Letter and the Fee Letter have been and are made solely for the benefit of the parties hereto and thereto, as applicable, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter or the Fee Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter, the Fee Letter, or the agreements of the parties contained herein or therein.

        (e)  You acknowledge that the Senior Lenders and the Participating Institutions may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of the Participating Institutions or one or more Senior Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.

        (f)    The Arrangers also will provide financial advisory services to the Company with respect to the transaction to which this Commitment Letter relates. Subject to each of the Bank Syndicate Confidentiality Agreement between Valvino Lamore and DBSI, the Bank Syndicate Confidentiality Agreement between Valvino Lamore and BofA and/or BofA Securities and the Bank Syndicate Confidentiality Agreement between Valvino Lamore and BSCL and/or Bear, the Company agrees that the Arrangers have the right to place advertisements in financial and other newspapers and journals at their own expense describing their respective services to Wynn Resorts and the Company, provided that the Arrangers will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld, conditioned or delayed.

        (g)  The Company will have obtained title insurance commitments reasonably satisfactory to the Senior Lenders (without exceptions for mechanics' liens) (i) in respect of the Credit Facilities prior to printing the version of the offering memorandum to be distributed to potential lenders in connection with the syndication of the Credit Facilities and (ii) in respect of the Second Mortgage Notes prior to printing the version of the preliminary prospectus or offering memorandum, as applicable, to be distributed to potential purchasers in connection with the issuance of the Second Mortgage Notes.

        (h)  The duties and obligations of DBSI Securities and the Agent, on the one hand, the duties and obligations of BofA Securities and BofA, on the other hand, and the duties and obligations of BSCL and Bear, on the other hand, pursuant to this Commitment Letter shall be several, and not joint and several.

        If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,
DEUTSCHE BANK SECURITIES, INC.
By:	/s/ ANDREW GOLDMAN
Name:	Andrew Goldman
Title:	Director
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ W.W. ARCHER
Name:	William W. Archer
Title:	Managing Director
BANC OF AMERICA SECURITIES LLC
By:	/s/ ELTON R. VOGEL
Name:	Elton R. Vogel
Title:	Attorney-in-Fact
BANK OF AMERICA, N.A.
By:	/s/ ELTON R. VOGEL
Name:	Elton R. Vogel
Title:	Attorney-in-Fact
BEAR STEARNS CORPORATE LENDING INC.
By:	/s/ ILLEGIBLE
Name:

Title:

BEAR, STEARNS & CO. INC.
By:	/s/ ILLEGIBLE
Name:

Title:

VALVINO LAMORE, LLC a Nevada limited liability company,
By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Managing Member
Date:

WYNN LAS VEGAS, LLC, a Nevada limited liability company,
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
		By:	/s/ STEPHEN A. WYNN
		Name:	Stephen A. Wynn
		Title:	Managing Member
WYNN RESORTS HOLDINGS, LLC, a Nevada limited liability company,
By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
	By:	/s/ STEPHEN A. WYNN
	Name:	Stephen A. Wynn
	Title:	Managing Member

EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF CREDIT FACILITIES

        Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.	Project and Project Credit Support
Project
The development and construction of a casino/resort planned to include more than 2,500 hotel rooms, more than 100,000 square feet of gaming space, an approximately 130 acre newly designed golf course and various other amenities for approximately $2.45 billion on the site of the old Desert Inn Resort & Casino located in Las Vegas, Nevada (the "Project").
Construction Arrangements
The Company will enter into a construction contract with Marnell Corrao Associates, Inc. (the "General Contractor") to construct predominantly all of the improvements involved in the Project (excluding furniture, fixtures and equipment, the parking structure and the golf course). The construction contract shall commit the General Contractor to complete such construction by the Completion Date described below for a guaranteed maximum price no greater than $902 million, and will include an unallocated contingency of at least $45.0 million (such contract being hereafter referred to as the "Construction Contract"). The Company also will enter into separate construction contracts with other contractors for the parking structure and the golf course, each of which also shall call for completion by the Completion Date for a guaranteed maximum price no greater than a specified sum (which, in the case of the parking structure, shall not exceed $11.5 million and in the case of the golf course shall not exceed $22.5 million).
	Commencement Date	Construction of the Project is expected to begin concurrently with the Closing Date, which is expected to be on or around September 30, 2002.
Completion Date
The date on which completion and the "Opening" (to be mutually agreed upon and defined in the Disbursement Agreement) of the Project has occurred shall be hereafter referred to as the "Completion Date".
	Anticipated Completion Date	The anticipated Completion Date is expected to be on or around March, 2005.

Completion Guarantee
The completion guarantee (the "Completion Guarantee") will be provided by a special purpose entity (the "Completion Guarantor"). The Completion Guarantee shall assure completion of the Project, which shall include completion in full of the construction of the Project (including all furniture, fixtures and equipment, the parking structure and the golf course), availability of the initial working capital contemplated in the budget, receipt of all permits and licenses necessary to open and operate the Project and the presence of trained staff to achieve the Completion Date (collectively, the "Completion Obligations").

The Completion Guarantee will be capped at $50.0 million and will be (i) cash collateralized by a first priority security interest in an interest-bearing account holding at least $50.0 million in cash or other permitted investments, or (ii) secured by a letter of credit with a face amount of at least $50.0 million or other collateral of equivalent quality and liquidity acceptable to the Senior Lenders. On the Completion Date, the completion guarantee will be released and any remaining amount of the collateral security therefore shall be released to or as directed by the Company.
Scope Changes
The Company shall agree that, as a condition to the approval of any change orders that will increase the anticipated costs of the Project, the Company shall fund the proceeds of equity contributions made to the Company into an account pledged to the Senior Lenders in an amount equal to the anticipated cost of such change orders, which amounts so funded shall be applied toward such anticipated increased costs.
Project Liquidity Reserve
The Company or a special purpose affiliate thereof (the "Liquidity Reserve Provider") will establish a securities account subject to a first priority perfected security interest in favor of the Senior Lenders. The account will be funded with cash or permitted investments in an amount equal to $30.0 million and will secure Company's performance of the Completion Obligations and, after the Completion Date, will be available to meet the Company's working capital needs. None of the Company's direct or indirect shareholders shall be required to commit to replenish such account after disbursement of funds therefrom. Amounts remaining in the liquidity account will be released at such time as the Company shall have met the EBITDA targets set forth in the Closing Date projections for a full fiscal year after the Completion Date of the Project.

Payment and Performance Bond
The General Contractor will obtain and maintain a payment and performance bond from an issuer with a size and credit rating reasonably acceptable to the Senior Lenders (the "Payment and Performance Bond") in respect of its obligations under the Construction Contract in an amount of not less than $150.0 million. Unless otherwise agreed by the Senior Lenders, the Company shall require the General Contractor to cause each subcontractor (with more than the lesser of 5% of the total construction price and $25.0 million in aggregate fees) to, upon execution of its subcontract, provide a payment and performance bond from an issuer with a size and credit rating reasonably acceptable to the Senior Lenders to secure its obligations under its respective subcontract.
Construction Contract Guarantee
The obligations of the General Contractor under the Construction Contract will be guaranteed by Austi, Inc. (the "Construction Contract Guarantee" and, together with the Completion Guarantee, the Project Liquidity Reserve and the Payment and Performance Bond, the "Project Credit Support").
The Construction Contract Guarantee will guarantee all of the General Contractor's obligations under and in accordance with the Construction Contract but will be unsecured.
Disbursement Agreement
The Agent, the indenture trustee for the Second Mortgage Notes, the Company and the Disbursement Agent will enter into a disbursement agreement which will establish the sequence of funding and will include, among other things, the conditions to every advance of funds. Such conditions shall include those set forth in Exhibits B-I and B-II hereto.
II.	Parties and Key Dates
	Borrower	The Company.

Guarantors
Valvino Lamore, LLC, Wynn, LLC and all of the Company's restricted subsidiaries, and all existing and future affiliates of the Company as shall be necessary for the successful construction, completion and operation of the Project (the "Guarantors"; the Company and the Guarantors (other than Valvino Lamore, LLC) being, collectively referred to as the "Credit Parties"). The Guarantors shall fully and unconditionally guarantee the payment of all indebtedness and other obligations under the Credit Facilities. Wynn Resorts shall not be required to guarantee the Credit Facilities, but shall enter into a commitment not to incur any debt or guarantee any indebtedness or other payment obligations of any of its affiliates unless Wynn Resorts concurrently enters into a guaranty of the Credit Facilities; provided, however, that Wynn Resorts shall not become a Credit Party, and shall not be subject to the restrictive covenants and other provisions of the Credit Facilities by reason of entering into any such guaranty or such commitment to provide such a guaranty, and provided further, that such commitment shall expire, and any such guaranty shall be released, at such time as (i) the Company achieves a total debt to EBITDA ratio of 3.0 to 1.0 or less and (ii) the Credit Facilities are and will continue to be rated BB+ or higher by S&P and Ba1 or higher by Moody's immediately after giving effect to the expiration of such commitment and release of any such guaranty.
Advisors	Deutsche Bank Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. (in such capacity, the "Advisors").
Joint Lead Arrangers	Deutsche Bank Securities Inc. and Banc of America Securities LLC (each, in such capacity, a "Lead Arranger").
Arrangers	The Lead Arrangers and Bear, Stearns & Co. Inc. (in such capacity, the "Arrangers").
Joint Book-Running Managers	Deutsche Bank Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. (each, in such capacity, a "Book Running Managers").
Syndication Agent	Banc of America Securities LLC (in such capacity, the "Syndication Agent").
Administrative Agent	Deutsche Bank Trust Company Americas (in such capacity, the "Administrative Agent").
Documentation Agent	Bear Stearns Corporate Lending, Inc. (in such capacity, the "Documentation Agent").
Disbursement Agent	An affiliate of the Administrative Agent (the "Disbursement Agent").
Senior Lenders	A syndicate of banks, financial institutions and other entities arranged by the Arrangers (collectively, the "Senior Lenders").
Closing Date	Expected to be on or around July 31, 2002.

III.	Types and Amounts of Credit Facilities
Senior Term Loan Facility
A seven-year term loan facility (the "Term Loan Facility") in an aggregate principal amount equal to $250.0 million (the loans thereunder, the "Term Loans"). Prior to the Completion Date, there will be no amortization of the Term Loans. From and after the Completion Date, the Term Loans shall be repayable in quarterly installments in amounts to be agreed upon until the date that is seven years after the Closing Date.
Availability
The Term Loans shall be made in one or more drawings between the Closing Date and the second anniversary of the Closing Date (the "Term Loan Commitment Termination Date"). No more than one draw shall be permitted in any calendar month. No Term Loan once repaid may be reborrowed. The Term Loan commitment will expire on the Term Loan Commitment Termination Date.
	Purpose	The proceeds of the Term Loans shall be used to finance the development and construction of the Project, including pre-opening costs and expenses, and to pay related fees and expenses.
Revolving Credit Facility
A six year revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities") in an aggregate principal amount equal to $750.0 million (the loans thereunder, the "Revolving Credit Loans").
Availability
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the sixth anniversary thereof (the "Revolving Credit Termination Date").
Letters of Credit
A portion of the Revolving Credit Facility not in excess of $25 million shall be available for the issuance of standby letters of credit (the "Letters of Credit") by one or more Senior Lenders to be selected in the syndication process (each such Senior Lender in such capacity, an "Issuing Lender"). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Company does not so reimburse the Issuing Lender, the Senior Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans
From and after substantial completion of the Project, a portion of the Revolving Credit Facility not in excess of $10 million shall be available for swing line loans (the "Swing Line Loans") from the Administrative Agent (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.
Optional Conversion to Term Loans
At such time as the total extensions of credit under the Revolving Credit Facility equal or exceed $200.0 million, the Arrangers (by majority decision) shall have the right, but not the obligation, to convert between $100.0 million and $400.0 million of the outstanding Revolving Loans to Term Loans under the Term Loan Facility, on the same terms and conditions as the existing Term Loans or on such other terms and conditions as are otherwise acceptable to such Arrangers and agreed to by the Company. The amount so converted on the first such conversion shall be a minimum of $100.0 million and $25.0 million increments in excess thereof, and the amount so converted on the second and each subsequent conversion shall be a minimum of $50.0 million and $25.0 million increments in excess thereof. The commitments under the Revolving Credit Facility will be permanently reduced by the amount of the Revolving Credit Loans converted into Term Loans in accordance with the foregoing.
	Maturity	The Revolving Credit Termination Date.
Purpose
The proceeds of the Revolving Credit Loans shall be used to finance the development and construction of the Project, to pay related fees and expenses (including pre-opening costs and expenses) and, following the Completion Date, for general corporate purposes of the Company and its restricted subsidiaries.
IV.	Certain Payment Provisions
	Fees and Interest Rates	As set forth on Annex A-I.
Voluntary Prepayments and Commitment Reductions
Loans may be prepaid in whole or in part (in minimum amounts and upon notice periods to be agreed upon), without premium or penalty; provided that Reserve Adjusted Eurodollar Loans that are prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs. Voluntary prepayments of the Term Loans shall be applied ratably in accordance with the then outstanding amounts thereof and may not be reborrowed. To the extent any such payments or commitment reductions would be made prior to the Completion Date, the Project must satisfy the In Balance Requirement (as defined below).

	Mandatory Prepayments and Commitment Reductions	The following amounts shall be applied to prepay the Term Loans and reduce the Revolving Credit Facility:

(i) 100% of the net cash proceeds of any sale or issuance or incurrence of indebtedness by any Credit Party after the Closing Date, other than the incurrence of indebtedness under the FF&E Facility, the Second Mortgage Notes and certain customary exceptions to be agreed upon;

(ii) 100% of the net cash proceeds from asset sales by the Credit Parties (or sale of the Phase II Land prior to release thereof from the collateral), subject to permitted releases of collateral, reinvestment rights and customary exceptions to be agreed upon;
(iii) certain equity proceeds in a percentage to be determined from an issuance of equity by the Credit Parties, subject to certain customary exceptions to be agreed upon;

(iv) 100% of insurance recovery or condemnation proceeds, net of expenses incurred to obtain such recovery or proceeds, subject to reinvestment rights and certain customary exceptions to be agreed upon; and

(v) 75% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Company (commencing with the fiscal year in which the Completion Date occurs), which percentage shall be reduced to 50% for each fiscal year during which the Company achieves a total debt to EBITDA Ratio of 3.5 to 1.0 or lower. Such prepayment shall be eliminated from and after such time as the Company achieves a total debt to EBITDA ratio of 2.5 to 1.00 for a given fiscal year.

All such amounts shall be applied, first, to the prepayment of the Term Loans and, second, to the permanent reduction of the Revolving Credit Facility. Each such prepayment of the Term Loans shall be applied ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.
V.	Collateral	The obligations of the Credit Parties in respect of the Credit Facilities shall be secured by:

(1) subject to compliance with applicable gaming laws, a first priority pledge of (i) all of the capital stock of the Company and Wynn, LLC, (ii) all of the capital stock owned by the Company and Wynn, LLC and (iii) subject to obtaining any necessary governmental approvals, all of the capital stock in Desert Inn Water Company and Desert Inn Improvement Company (collectively, the "Water Companies") (it being understood that to the extent any of the foregoing pledges are prohibited by applicable laws, the relevant interests shall be subject to a negative pledge agreement);

(2) mortgages or deeds of trust on all real property constituting the Project (including the adjacent parcel of land owned by Valvino ("Phase II Land") and the land underlying the golf course) and the appurtenant rights necessary for the development, construction and operation of the Project including, without limitation, the water rights associated therewith and all the real property owned by the Water Companies (subject to regulatory approvals). The Credit Documents will permit release of (i) the golf course parcels from the collateral from and after the third anniversary of the Completion Date of the Project so long as at the time of such release (a) the Company has (both in actuality and on a pro forma basis without the golf course) a total debt to EBITDA ratio of 3.0 to 1.0 or less and (b) the Credit Facilities are and will continue to be (immediately after giving effect to the release) rated BB+ or higher by S&P and Ba1 or higher by Moody's, (ii) portions of the golf course parcels in order to build residential or other non-gaming related developments thereon so long as (a) the Company shall have met the EBITDA targets set forth in the Closing Date projections for a full year after the Completion Date of the Project and (b) such development will not interfere with the use of the golf course or otherwise reasonably could be expected to impair the overall value of the Project, (iii) approximately 2 acres from the golf course to permit the construction of a home for Stephen A. Wynn so long as (a) Wynn, LLC receives (and contributes such funds to the Company) fair market value for such property and (b) such construction will not interfere with the use of the golf course or otherwise reasonably could be expected to impair the overall value of the Project and (iv) the Phase II Land from the collateral at such time as either (A) the Company shall have met the EBITDA targets set forth in the Closing Date projections for two consecutive calendar quarters after the Completion Date of the Project and a majority of the Senior Lenders agree to the release or (B) the Company shall have met the EBITDA targets set forth in the Closing Date projections for four consecutive calendar quarters after the Completion Date of the Project;

(3) a perfected first priority security interest in substantially all tangible and intangible assets of the Credit Parties, including, without limitation, all rights of the Credit Parties under all of the construction documents, but excluding (i) capital stock, except as provided in clause (1) above, (ii) the furniture, fixtures and equipment financed with the FF&E Facility, (iii) certain licenses to the extent security interests therein are not permitted by applicable law from time to time (which licenses shall be subject to a negative pledge agreement), and (iv) those assets as to which the Administrative Agent and the Syndication Agent shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby; and

(4) a perfected second priority security interest on all furniture, fixtures and equipment financed with the FF&E Facility, other than those assets as to which the Administrative Agent and the Syndication Agent shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.
VI.	Certain Conditions
	Conditions to Closing	The closing of the Credit Facilities is subject to the conditions set forth on Exhibit B-I to the Commitment Letter.
	Conditions to All Extensions of Credit	The making of each extension of credit shall be subject to the conditions set forth on Exhibit B-II to the Commitment Letter.
VII.	Certain Documentation
Matters
The definitive financing documentation (including any Project Credit Support documentation) with respect to the Credit Facilities (the "Credit Documentation") shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Senior Lenders, including, without limitation:
Representations and Warranties
Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate or organizational power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; indebtedness; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; licenses; permits; franchises and regulatory approvals; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation, perfection and priority of security interests; and status of the Credit Facilities as senior debt.
Affirmative Covenants
Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the Senior Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Senior Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and maintenance of interest rate and currency hedging agreements.

Post-Opening Financial Covenants	Financial covenants typical of these types of facilities (including, without limitation, maximum total leverage, minimum fixed charge coverage, minimum EBITDA and minimum net worth).
Negative Covenants
Limitations on: indebtedness (including preferred stock); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; purchases and sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, joint ventures, partnerships, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in lines of business; and restrictions on development of phase II of the Project on the Phase II Land.
Events of Default
Nonpayment of principal, interest, fees or other amounts when due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or Project Credit Support or security document or security interest; a change of control (the definition of which is to be agreed); failure to hold required gaming licenses; and failure to complete the Project by August 31, 2005 (the "Outside Date").
Voting
Amendments and waivers with respect to the Credit Documentation shall require the approval of Senior Lenders holding not less than a majority of the aggregate amount of Term Loans and Revolving Credit Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Credit Facilities, except that (i) with respect to the following items (and with respect to any consents affecting only the Term Loan Lenders, or, as the case may be, Revolving Loan Lenders), such majority approval shall not be required and instead the consent of each Term Loan Lender or Revolving Credit Lender directly affected thereby shall be required: (a) extensions of the final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Senior Lender's commitment and (d) modifications to the pro rata provisions of the Credit Documentation and (ii) the consent of 100% of the Senior Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) releases of significant Guarantors or all or substantially all of the collateral, and (c) other fundamental matters to be agreed upon.

Assignments and Participations
The Senior Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than assignments by a Senior Lender to another Senior Lender or to an affiliate of any Senior Lender (provided that if any funding obligations are assigned to an affiliate, such affiliate shall have demonstrable resources to comply with such obligations), of funded Term Loans, to the consent of the Administrative Agent, the Issuing Lender, the Swing Line Lender and so long as no Default or Event of Default has occurred and is continuing, the Company (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Senior Lender or to an affiliate of a Senior Lender), the minimum assignment amount shall be $5.0 million (in the case of the Revolving Credit Facility) or $1.0 million (in the case of the Term Loan Facility) unless otherwise agreed by the Company and the Administrative Agent. Participants shall have the same benefits as the Senior Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Senior Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans to federal governmental agencies in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

The Credit Facilities will provide for a mechanism which will allow each assignee to become a direct signatory to the Credit Facilities and will relieve the assigning Senior Lender of its obligations with respect to the assigned portion of its Loans and/or commitments.
Yield Protection
The Credit Documentation shall contain customary provisions (i) protecting the Senior Lenders against increased costs or loss of yield resulting from changes after the effective date in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Senior Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Reserve Adjusted Eurodollar Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification
The Company shall pay (i) all reasonable and itemized out-of-pocket expenses of the Administrative Agent, the Syndication Agent, the Arrangers, the Book Running Managers, the Documentation Agent and the Advisors associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Documentation, including the payment of any fees and expenses to the Senior Lenders' Consultant (as defined in Exhibit B-1), and any amendment or waiver with respect to the Credit Documentation (including the reasonable fees, disbursements and other charges of counsel) and (ii) all out-of-pocket expenses of the Administrative Agent, the Syndication Agent, the Arrangers, the Advisors, the Book Running Managers, the Documentation Agent and the Senior Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation following a default thereunder.

The Administrative Agent, the Syndication Agent, the Arrangers, the Advisors, the Book Running Managers, the Documentation Agent and the Senior Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the indemnified party).
Governing Law and Forum
State of New York, or such other laws as shall be mandatorily required in connection with the creation, perfection or enforcement of any security interests granted or purported to be granted in respect of the Credit Facilities or in connection with gaming and regulatory matters germane to the Project.
Counsel to the Administrative Agent, the Syndication Agent, the Arrangers, the Book Running Managers, the Documentation Agent and the Advisors	Latham & Watkins.

Annex A-I
Interest and Certain Fees

Criteria for Interest Rates and Unused Fees:	The interest rates and unused fees described below may be subject to increase if the credit ratings for the Company's senior secured long term indebtedness (the "Indebtedness") issued by Standard & Poor's Ratings Group or Moody's Investors Service, Inc. are below B+ or B1, respectively.
Interest Rates:
At the Company's option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) Reserve Adjusted Eurodollar Loans, which shall bear interest at the Eurodollar Rate (as determined by the Administrative Agent, and adjusted for maximum reserves) for the respective interest period plus the Applicable Margin.

"Base Rate" shall mean a rate per annum equal to the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate and (y) 1/2 of 1% in excess of the overnight federal funds rate.

"Applicable Margin" shall mean, (1) in the case of Reserve Adjusted Eurodollar Loans, (i) with respect to the Revolving Credit Facility, initially 400 bps or, if the Indebtedness is initially rated BB- and Ba3 by S&P and Moody's, respectively, 350 bps, and following the Completion Date an amount based on a leverage grid to be determined, and (ii) with respect to the Term Loan Facility, 400 bps or, if the Indebtedness is initially rated BB- and Ba3 by S&P and Moody's, respectively, 350 bps with step-downs following the Completion Date to be determined; and (2) in the case of Base Rate Loans, amounts to be determined.
Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment or prepayment of Loans and at maturity. All interest, commitment commission and other fee calculations shall be based on a 360-day year and actual days elapsed; provided that interest on Base Rate Loans calculated by reference to the prime lending rate shall be based on a 365/366-day year and actual days elapsed.
Default Interest Rates:
During any event of default under the Credit Facilities, the interest rate per annum otherwise payable under the Credit Facilities shall be increased to a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by outstanding borrowings. Such interest shall be payable on demand.

Unused Fees:
2.00% per annum or, if the Indebtedness is initially rated BB- and Ba3 by S&P and Moody's, respectively, 1.75% per annum of the unutilized commitments under the Revolving Credit Facility (for this purpose only, with Swing Line Loans being treated as if they did not utilize the commitments under the Revolving Credit Facility), as in effect from time to time, commencing on the Closing Date to and including the Revolving Credit Termination Date, payable quarterly in arrears and upon the termination of the Revolving Credit Facility. The unused fee will convert to grid-based pricing on a date to be determined after the Completion Date. The unused fee on the Term Loan Facility will start at 2.50% per annum and increase to 3.00% per annum on January 1, 2003, and to 4.00% per annum on July 1, 2003 based on the unutilized commitments under the Term Loan Facility; provided, however, if the Indebtedness is initially rated BB-and Ba3 by S&P and Moody's, respectively, the unused fee on the Term Loan Facility will start at 2.00% per annum and increase to 2.50% per annum on January 1, 2003, and to 3.50% per annum on July 1, 2003 based on the unutilized commitments under the Term Loan Facility.
Letter of Credit Fees:
The Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Reserve Adjusted Eurodollar Loans to be shared proportionately by the Senior Lenders in accordance with their participation in the respective Letter of Credit, and a facing fee of 0.25% per annum (but not less than $500 per annum per Letter of Credit) to be paid to the Issuing Lender for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. In addition, the Issuing Lender will be paid its customary administrative charges and reasonable expenses in connection with each Letter of Credit issued by it.

EXHIBIT B-I TO COMMITMENT LETTER
CONDITIONS TO CLOSING

        Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The closing of the Credit Facilities is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)
(i) Each party shall have executed and delivered satisfactory Credit Documentation, including intercreditor and disbursement agreements and interest rate and currency hedging agreements with respect to the sum of (A) 50% of the Term Loan Commitment plus (B) 50% of the portion of the Revolving Loan Commitment that may be converted into Term Loans; (ii) the Completion Guarantor shall have executed and delivered a satisfactory Completion Guarantee, (iii) the guarantor under the Construction Contract Guarantee shall have executed and delivered a satisfactory Construction Contract Guarantee, and (iv) the General Contractor shall have caused to be delivered a satisfactory (including with respect to size and credit rating of the issuer) Payment and Performance Bond with respect to its obligations under the Construction Contract, in each case in form and substance acceptable to the Senior Lenders.

(b)
There shall not exist (pro forma for the financing contemplated hereby) any default or event of default under the Credit Facilities, or under any other material indebtedness or agreement of any Credit Party.

(c)
The Company shall have received (i) the net proceeds from the issuance of its Second Mortgage Notes in principal amount of $350 million, or other financing acceptable to the Senior Lenders of the same face amount in principal, each on terms satisfactory to the Senior Lenders, and (ii) the net proceeds from the $355 million initial public offering of the common stock of its indirect parent company, Wynn Resorts. The capital structure of each Credit Party and provider of Project Credit Support shall be satisfactory to the Senior Lenders.

(d)
The Senior Lenders shall have received a binding commitment with respect to the FF&E Facility on terms and conditions and in an amount and from lenders reasonably acceptable to the Senior Lenders.

(e)
The Company shall have complied with all of its obligations under and agreements in the Commitment Letter, the Fee Letter and the Engagement Letter (to the extent then due, payable and/or required to be complied with).

(f)
The Company shall have obtained all payment and performance bonds from subcontractors as required by the Term Sheet.

(g)
There shall not have occurred or become known to the Senior Lenders any event, development or circumstance since the date of the Commitment Letter that has caused or could reasonably be expected to cause or result in a material adverse condition or material adverse change in or affecting (i) the Project, (ii) the condition (financial or otherwise), business results of operations, assets, liabilities, property, management, prospects or value of Wynn Resorts, Valvino, the Company and its subsidiaries, taken as a whole, or the Credit Parties, taken as a whole, or of any person or entity providing Project Credit Support, or that calls into question in any material respect the Projections previously supplied to the Senior Lenders or any of the material assumptions on which the Projections were prepared or (iii) the validity or enforceability of any of the Credit Documentation (including any Project Credit Support documentation), the security interests in the collateral encumbered by the Credit Documentation, or the rights and remedies of the Administrative Agent and the Senior Lenders thereunder (a "Material Adverse Effect").

(h)
Each of the Senior Lenders shall have completed its due diligence review of Wynn Resorts, the Company and each provider of Project Credit Support and their respective affiliates and their operations, and shall be satisfied with the results thereof. Such review will include, without limitation, an examination of (i) accounting, legal, regulatory, tax, labor, insurance, pension and environmental liabilities, actual or contingent, (ii) material contracts, leases and debt agreements and (iii) the general business, operations, financial condition, results of operations, assets, liabilities, management, prospects and value of Wynn Resorts, the Company and the Project.

(i)
The Senior Lenders shall not have become aware after the date hereof of any information or other matter affecting Wynn Resorts, the Company, any provider of Project Credit Support, the Project or the transactions contemplated hereby that is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Senior Lenders prior to the date hereof.

(j)
There shall not have occurred any disruption or adverse change, as determined by each of the Arrangers in its sole discretion, in the financial or capital markets generally, or in the markets for bank loan syndication in particular or affecting the syndication or funding of bank loans that may have an adverse impact on the ability to syndicate the Credit Facilities.

(k)
Wynn Resorts, the Company and its subsidiaries shall have obtained insurance in amounts and coverages on terms and conditions (including any reinsurance requirements) and from insurance companies, in each case reasonably acceptable to the Senior Lenders, including delay in opening insurance and 120 days (commencing once the delay liquidated damages payable by the General Contractor have reached the cap under the Construction Contract) of delay liquidated damages insurance.

(l)
The Credit Parties shall have obtained title insurance (including, without limitation, mechanics' liens endorsements) satisfactory to the Senior Lenders.

(m)
The Arrangers shall have received a survey of the hotel casino and the site dated no earlier than 30 days prior to the Closing Date, and such other surveys of the hotel casino and the site as are required or reasonably requested by the title insurance company on specifications to be agreed upon with the Senior Lenders.

(n)
The Arrangers shall have received all plans and specifications (the "Plans") for the Project which have been prepared through such time, in each case, reasonably satisfactory to the Senior Lenders; provided that following the approval of the Plans by the Senior Lenders, material modifications to the Plans can be made only on terms set forth in the Credit Documentation.

(o)
The Arrangers shall have received from the Company a schedule (the "Construction Schedule") establishing a timetable for completion of the hotel and casino and all other work on the Project with projected monthly progress and other terms acceptable to the Senior Lenders.

(p)
The Arrangers shall have received from an appraising firm reasonably satisfactory to the Senior Lenders a FIRREA appraisal of the Project demonstrating a value of the Project of not less than $2.45 billion upon completion.

(q)
There shall be sufficient liquid funds (including lending commitments but excluding cash collateralized or letter of credit backed funding commitments under the Completion Guarantee and the Project Liquidity Reserve) available to the Company to pay all costs (including interest carry through the Outside Date) to complete the Project plus an agreed upon contingency amount, as set forth in the Budget approved by the Senior Lenders and updated from time to time in accordance with the Credit Documentation (the "In Balance Requirement").

(r)
The Arrangers shall have received a reasonably detailed (such detail to depend on the then state of completion of the Plans for the Project) budget (the "Budget") for the Project that is satisfactory to the Senior Lenders, together with all supporting data reasonably requested by the Senior Lenders, it being acknowledged that upon completion of Plans, the part of the Budget referable thereto will be updated to the level of detail required for the parts of the Project with completed Plans and approved by Senior Lenders.

(s)
The Arrangers shall have received a report satisfactory to the Senior Lenders prepared by a consulting engineer selected by the Administrative Agent and acceptable to the Senior Lenders (the "Senior Lenders' Consultant") which, among other things, shall contain an analysis of the Plans, the Budget, the Construction Schedule, the construction contracts and all other reports submitted to the Senior Lenders. Following the closing, the Senior Lenders' Consultant shall serve as the construction monitor during the construction of the Project.

(t)
The Company shall have certified and the Senior Lenders' Consultant shall have confirmed in writing that the Project will be completed by the Outside Date.

(u)
The Arrangers shall have received copies, certified as to their accuracy and completeness by an executive officer of the Company, of the architects contracts and contracts made with the Project engineers relating to the Project.

(v)
The Arrangers shall have received copies, certified as to their accuracy and completeness by an executive officer of the Company, of the construction and procurement contracts, with contingency amounts, and otherwise in form and substance acceptable to the Senior Lenders that have theretofore been executed pertaining to the construction of the Project, and appropriate arrangements by which the Senior Lenders' Consultant can monitor such contracts and obtain comfort as to the likelihood of coordinated performance thereunder.

(w)
The Arrangers shall have received (i) a satisfactory operational and management plan for the hotel casino, (ii) copies of the site plans, all building permits, other permits, licenses and approvals (then issued) for the parts of the Project for which the plans and specifications have been completed, and (iii) base case projections in form and substance reasonably satisfactory to the Senior Lenders with respect to the Project.

(x)
All governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals (i) then required or, in the discretion of the Arrangers, then advisable or (ii) of a type that is not routinely granted by the applicable authority or is subject to material discretion by the applicable authority (other than the gaming license) and that will be necessary or, in the discretion of the Arrangers advisable in connection with the Project (including, without limitation, water rights and entitlements satisfactory to the Senior Lenders), the financing contemplated hereby and the continuing operations of Wynn Resorts, the Company and their respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Project or the financing contemplated hereby.

(y)
The Senior Lenders shall have received satisfactory audited and unaudited (which have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 71) financial statements of the Credit Parties and other applicable entities and all other completed or probable acquisitions (including pro forma financial statements) meeting the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and all such financial statements shall be satisfactory in form to the Senior Lenders in their sole discretion.

(z)
The Senior Lenders shall have received a business plan for the five fiscal years of the Company following the Completion Date and a satisfactory written analysis of the business and prospects of Wynn Resorts, the Company and their respective subsidiaries for the period from the Closing Date through the final maturity of the Credit Facilities, all in form and substance satisfactory to the Senior Lenders.

(aa)
The Senior Lenders shall have received the results of a recent lien, tax lien, judgment and litigation search in each relevant jurisdiction with respect to Wynn Resorts, Valvino, Wynn, LLC, the Company and their respective subsidiaries, any other Credit Parties, and the Project, and such search shall reveal no liens on any of the assets of Wynn Resorts, Valvino, Wynn, LLC, the Company or their respective subsidiaries, any other Credit Party or the Project except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(bb)
The Senior Lenders shall have obtained a perfected, first priority security interest in the collateral, subject only to certain customary permitted liens to be agreed upon.

(cc)
The Senior Lenders shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of each of the Company and each of its subsidiaries after giving pro forma effect to the transactions contemplated hereby, all in form and substance satisfactory to the Senior Lenders.

(dd)
The Senior Lenders shall have received a Phase I environmental report and surveys with respect to the real property owned or leased by the Company and its subsidiaries from a firm satisfactory to the Arrangers, all in form and substance satisfactory to the Senior Lenders.

(ee)
The Senior Lenders shall be satisfied that senior managers acceptable to them shall be available to manage the Company and its subsidiaries, and the Company shall have obtained key man life insurance on Stephen A. Wynn in an amount and on terms satisfactory to the Senior Lenders.

(ff)
The Senior Lenders shall be satisfied (in their sole discretion) with the sufficiency of amounts available under tile Revolving Credit Facility to meet the ongoing working capital needs of the Company and its subsidiaries following the Completion Date.

(gg)
The Senior Lenders shall have received legal opinions (i) from counsel to Wynn Resorts, the Company, its subsidiaries and the other major project participants, (ii) from such special and local counsel as may be required by the Administrative Agent, and (iii) delivered in respect of the Second Mortgage Notes, the IPO and the FF&E Facility, accompanied by reliance letters in favor of the Senior Lenders.

(hh)
The Senior Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(ii)
On or before the Closing Date, the Company shall have obtained and maintained a rating accorded the Company's debt securities by any "nationally recognized statistical rating organization" (as such term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act) that is satisfactory to the Senior Lenders.

(jj)
The Senior Lenders shall have received consents to assignments, in form and substance acceptable to the Senior Lenders, from each of the General Contractor, the guarantor under the Construction Contract Guarantee, and each other party to a material project agreement.

(kk)
Arrangements reasonably satisfactory to the Senior Lenders have been entered into and are in full force and effect to ensure that a gaming license for the Project will be obtainable in the event that one of the major (direct or indirect) shareholders in the Company is unable to qualify for such license (it being understood that such arrangements may not involve any cash payments (other than pursuant to a subordinated promissory note approved by the Senior Lenders) to any such shareholder).

EXHIBIT B-II TO COMMITMENT LETTER
CONDITIONS TO ALL EXTENSIONS OF CREDIT

        Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The availability of the Credit Facilities is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)
The representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations and the representations relating to the other material agreements relating to the Project) shall be true and correct.

(b)
No default or event of default shall be in existence at the time of, or after giving effect to the making of, any extension of credit.

(c)
The In Balance Requirement shall be satisfied, as confirmed by the Senior Lenders' Consultant.

(d)
The Company shall have delivered to the Disbursement Agent a disbursement request, confirmed by the Senior Lenders' Consultant, certifying as to various matters including, without limitation, (i) funding sequence, (ii) accuracy of the Budget, (iii) budget line item allocations and (iv) application of proceeds.

(e)
The Disbursement Agent shall have received approvals from, among others, the Company, the Senior Lenders' Consultant and the architect and engineers, as applicable, as to the substantial conformity of construction undertaken to date with the Plans for the Project.

(f)
All of the Credit Documentation and each other material agreement applicable to the Project shall be in full force and effect, and the Senior Lenders shall continue to have a perfected, first-priority security interest, subject only to certain customary permitted liens to be agreed upon, in the collateral.

(g)
The Company shall have certified and the Senior Lenders' Consultant shall have confirmed in writing that the Project will be completed by the Outside Date.

(h)
All governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals (i) then required or, in the discretion of the Administrative Agent and the Syndication Agent, then advisable or (ii) of a type that is not routinely granted by the applicable authority or is subject to material discretion by the applicable authority (other than the gaming license) and that will be necessary or, in the discretion of the Administrative Agent and the Syndication Agent, advisable in connection with the Project (including, without limitation, water rights and entitlements satisfactory to the Senior Lenders), the financing contemplated hereby and the continuing operations of the Company, its subsidiaries and each of the Credit Parties shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Project or the financing contemplated hereby.

(i)
There shall not have occurred or become known to the Senior Lenders any event, development or circumstance that has caused or resulted in or could reasonably be expected to cause or result in a Material Adverse Effect.

(j)
The Company shall have delivered to the Disbursement Agent, in the forms required under the Disbursement Agreement, acknowledgments of payment, lien releases, and title insurance endorsements.

(k)
All conditions set forth in the Disbursement Agreement for the disbursement of funds shall have been satisfied

(l)
The Senior Lenders shall have received a binding commitment with respect to the FF&E Facility on terms and conditions and in an amount and from lenders acceptable to the Senior Lenders, and such binding commitment shall remain in full force and effect.

(m)
The Company shall have complied with all of its obligations under and agreements in the Credit Documentation (to the extent then due and required to be complied with).

(n)
The Senior Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(o)
Arrangements reasonably satisfactory to the Senior Lenders have been entered into and are in full force and effect to ensure that a gaming license for the Project will be obtainable in the event that one of the major (direct or indirect) shareholders in the Company is unable to qualify for such license (it being understood that such arrangements may not involve any cash payments (other than pursuant to a subordinated promissory note approved by the Senior Lenders) to any such shareholder).

(p)
The Company shall have procured, if available on commercially reasonable terms in the reasonable determination of the Senior Lenders' insurance consultant (taking into account the state of the insurance market at such time and the then current practices of comparable projects), terrorism insurance in size and substance satisfactory to the Senior Lenders.

(q)
The General Contractor shall have received subcontractor bids reasonably satisfactory to the Senior Lenders in respect of a specified percentage of the guaranteed maximum price under the Construction Contract, which percentage shall be mutually agreed upon between the Company and the Senior Lenders.

(r)
There shall be in place arrangements reasonably satisfactory to the Senior Lenders ensuring that the Company will have the benefit of the necessary water rights to develop and operate the Project as contemplated in the Credit Documentation.

        In order to allow the lenders and the Senior Lenders' Consultant to remain engaged and up to date on the progress of construction, and in order to confirm that the required amount of equity is funded by the Company into the Project and to ensure a seamless transition from equity funding to funding under the Credit Facilities, a subset of the foregoing conditions shall be used to monitor the funding of equity into the Project prior to disbursement of Credit Facilities proceeds, it being understood that failure to meet any such subset of conditions shall not preclude or delay the funding of any such equity into the Project, but shall permit the Senior Lenders to withhold advances under the Credit Facilities.

EXHIBIT C TO THE COMMITMENT LETTER
CONFIDENTIALITY RESTRICTIONS

        Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit C is attached and of which it forms apart.

        The Commitment Letter and the Fee Letter and the terms and conditions therein (the "Confidential Information") shall be kept strictly confidential and shall not, without the Participating Institutions prior written consent, be disclosed by you or your agents, representatives (including attorneys, accountants and financial consultants), affiliates, officers, directors or employees (collectively, the "Representatives"), in any manner whatsoever, in whole or in part except as provided in this Exhibit C. The Confidential Information shall be used by you and your Representatives solely for the purpose of evaluating, negotiating or effecting the Credit Facilities. Moreover, you agree to transmit the Confidential Information (including any information about the Commitment Letter and the Fee Letter, or its terms or conditions or any other facts relating thereto, including, without limitation, the fact that any Confidential Information has been made available to you) only to Representatives who need to know the Confidential Information for the purpose of evaluating or negotiating or effecting the Credit Facilities and who are informed by you of the confidential nature of the Confidential Information and who have agreed to act in accordance with your obligations contained in this Agreement. In any event, you shall be liable for any use of the Confidential Information by its affiliated Representative in breach of this Exhibit C.

        In the event that you or any of your Representatives to whom you transmit any Confidential Information pursuant to the Commitment Letter or the Fee Letter is required by applicable law or regulation, by any stock exchange rule or regulation, or in response to any request or directive (whether or not having the force of law) from any central bank or other governmental or bank regulatory authority (collectively, the "Legal Requirements") to disclose any Confidential Information, you will provide the Participating Institutions with prompt written notice thereof so the Participating Institutions may (i) seek a protective order or other appropriate remedy, or (ii) consult with you with respect to efforts to resist or narrow the scope of such required disclosure. In the event that such protective order or other remedy is not obtained, you shall disclose only that portion of the Confidential Information that you are required under Legal Requirements to disclose, and, to the extent permitted by Legal Requirements, you shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded all Confidential Information disclosed under this paragraph. Notwithstanding anything to the contrary herein, neither you nor any of your Representatives shall have liability to the Participating Institutions or any other person as a result of the disclosure of Confidential Information in accordance with this paragraph.

        You acknowledge that, if you or any of your Representatives breach any of the limitations on disclosure or use or retention of Confidential Information set forth herein, each of the Participating Institutions is likely to suffer irreparable harm and, accordingly, in addition to any other remedies available to the Participating Institutions for such breach or a threatened breach, including the recovery of damages, the Participating Institutions shall be entitled to an injunction restraining you and your Representatives from any unauthorized disclosure or use, in whole or in part, of such Confidential Information in breach of this Exhibit C.

        In the event that the Participating Institutions or any of their Representatives to whom they transmit any Confidential Information pursuant to the Commitment Letter or the Fee Letter is required by any Legal Requirements to disclose any Confidential Information, the Participating Institutions will provide you with prompt written notice thereof so you may (i) seek a protective order or other appropriate remedy, or (ii) consult with the Participating Institutions with respect to efforts to resist or narrow the scope of such required disclosure. In the event that such protective order or other remedy is not obtained, the Participating Institutions shall disclose only that portion of the Confidential

Information that we are required under Legal Requirements to disclose, and, to the extent permitted by Legal Requirements, the Participating Institutions shall exercise their commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded all Confidential Information disclosed under this paragraph. Notwithstanding anything to the contrary herein, neither the Participating Institutions nor any of their Representatives shall have liability to you or any other person as a result of the disclosure of Confidential Information in accordance with this paragraph.

        Each party acknowledges that, if such party or any of its Representatives breaches any of the limitations on disclosure or use or retention of Confidential Information set forth herein, each of the other parties is likely to suffer irreparable harm and, accordingly, in addition to any other remedies available to such other party for such breach or a threatened breach, including the recovery of damages, such other party shall be entitled to an injunction restraining the party that is breaching or threatening to breach and its Representatives from any unauthorized disclosure or use, in whole or in part, of such Confidential Information in breach of this Exhibit C.

        The foregoing shall not prohibit the disclosure of the terms of this Commitment Letter by Wynn Resorts and its affiliates (i) in filings with the Securities and Exchange Commission in connection with the initial public offering by Wynn Resorts and the issuance of the Second Mortgage Notes or with the Nevada Gaming Commission in connection with the licensing of the Project or Wynn Resorts and its affiliates or (ii) as required by applicable securities law.

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AMENDED AND RESTATED COMMITMENT LETTER